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                     June 27, 2023

       Judith Matthews
       Chief Financial Officer
       Iterum Therapeutics plc
       Fitzwilliam Court, 1st Floor
       Leeson Close
       Dublin 2, Ireland

                                                        Re: Iterum Therapeutics
plc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 16,
2023
                                                            File No. 001-38503

       Dear Judith Matthews:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences